Exhibit 10.24

* Confidential Treatment Requested by Celera Corporation*

BERKELEY HEARTLAB, INC. AND DIADEXUS, INC.

MASTER SUPPLY AGREEMENT

This Master Supply Agreement, dated as of November 1, 2007, by and between diaDexus, Inc. (“diaDexus”) and Berkeley HeartLab, Inc. (“Lab”), sets forth the terms and conditions upon which diaDexus will sell to Lab, and Lab will purchase, various products (the “Agreement”).  The parties agree as follows:

A.           In consideration of Lab purchasing from diaDexus the products specified in the attached Product Addendum (“Products”) during the term of this Agreement, diaDexus agrees to sell Products to Lab at the purchase prices set forth in the attached Product Addendum.  Lab shall use Products solely for performing in vitro clinical diagnostic testing on human blood samples (“Permitted Use”).

B.             The parties hereto acknowledge that this Agreement, including the exhibit and addendum attached hereto, sets forth the entire agreement and understanding of the parties as to the subject matter hereof and supersedes all prior and contemporaneous discussions, agreements, and writings with respect hereto with respect to the subject matter hereof.  All previous agreements between diaDexus and Lab and Lab’s subsidiaries will terminate as of December 31, 2006, other than surviving clauses.

C.             The term of the Agreement shall commence on January 1, 2007 and expire on September 30, 2008 (the “Term”), unless extended for an additional three (3) months by mutual consent in writing or terminated earlier pursuant to Paragraph N or P.  Expiration or termination of this Agreement for any reason will not release a party from any obligation that has accrued prior to the effective date of such expiration or termination.  Paragraphs B, C, E, Q, R, S, T, U, V, W, X and DD shall survive expiration or termination of this Agreement.

D.            diaDexus shall ship Product(s) to Lab which orders such Product(s) under a purchase order and which is authorized by the parties under this Agreement.  Invoices shall be mailed to the following address:

Berkeley HeartLab, Inc.

Accounts Payable Department

839 Mitten Road

Burlingame, CA 94010

E.              Lab shall pay diaDexus within forty-five (45) days after such invoice is received by Lab.  In addition, Lab shall pay to diaDexus the [***], as defined in the Product Addendum, in accordance with the Product Addendum.  All applicable sales or use taxes are the responsibility of Lab.  In those states where diaDexus collects local/state sales taxes, diaDexus will add these taxes to the invoices and after receipt of payment from Lab, diaDexus shall remit such amounts to the appropriate taxing authority(ies).  Any payment due and payable under the terms and conditions of this Agreement made after the date such payment is due and payable shall bear interest as of the 45th day after the date such payment was due and payable and shall continue to accrue such interest until such payment is made at a rate equal to the lesser of the prime rate as reported by the Chase Manhattan Bank, New York, New York, on the date such payment is due, plus an additional two percent (2%), or the maximum rate permitted by law in the State of California. All payments made under this Agreement shall be made in U.S. dollars, and such payments shall be made by check or wire transfer to one or more bank accounts to be designated in writing by diaDexus.  If payments are not made, then orders will be placed on credit hold.

Term: January 1, 2007 - September 30, 2008

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* Confidential Treatment Requested by Celera Corporation*

F.              Product shipment shall be made FOB diaDexus’ domestic supply source.  Products will be shipped to the following address:

Berkeley HeartLab, Inc.

960 Atlantic Ave, Suite #100

Alameda, CA 94501

Attn:  Lab Manager

510-263-4088

G.             Except as expressly provided herein, neither this Agreement nor any interest hereunder will be assignable, nor any other obligation delegable, by a party without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided, however, that either party may assign this Agreement without consent to any successor in interest by way of merger or sale of all or substantially all of its assets in a manner such that the assignor will remain liable and responsible for the performance and observance of all such party’s duties and obligations hereunder. Any purported assignments made in violation of this Paragraph G shall be null and void.

H.            Notices and other communications permitted or required under this Agreement will be deemed to be properly given when received by the other party and if given in writing and either delivered by hand, overnight delivery service, or mailed by First Class U.S. Mail, postage prepaid, addressed to the applicable party as follows:

diaDexus:		diaDexus, Inc.
343 Oyster Point Boulevard
South San Francisco, CA 94080-1913

Attention: Patrick Plewman
President and Chief Executive Officer

Lab:

Berkeley HeartLab, Inc.

839 Mitten Road

Burlingame, CA 94010

	Attention:	Michael Mercer
Chief Commercial Officer

With a copy to:

Berkeley HeartLab, Inc.

839 Mitten Road

Burlingame, CA 94010

Attention: General Counsel

I.                 Products shall be supplied in accordance with a specification for identity and quality of the Product as set forth in the PLAC® test Gen3 product insert (the “Specification”).  The Specifications are considered a performance guaranty and represent the expectation for the Product’s performance by Lab.  diaDexus shall give Lab a 90-day written notification of any changes to the Specification.

Prior to using a Product with changes in Specifications, or offering to Lab, Products for the Permitted Use, diaDexus will, at its sole cost and expense, complete a full method validation, according to CLSI accepted guidelines and present such data to Lab for consideration.  Lab may conduct further validation in collaboration with diaDexus.  diaDexus shall, at its expense, supply kits, technical services and samples as reasonably required for such validation testing, and Lab shall procure necessary equipment and reagents for such. Lab shall also assign competent trained personnel appropriate for testing the Products.  Lab shall perform the validation testing and share results and data (which shall be Confidential Information, subject to Paragraph V) as necessary with diaDexus to ensure that all regulatory and quality control requirements have been met to mutual satisfaction before shipment of Product(s) for

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* Confidential Treatment Requested by Celera Corporation*

Permitted Use.  The performance of Product in the Lab will ultimately determine the acceptability of Product.  Lab has the right to reject the changes if Product’s performance is deemed not acceptable.

diaDexus will guarantee to Lab overnight delivery. If a shipment is received in which the Product appears to have warmed during shipment (indicated by the cold packs being warm), Lab will test the shipment at its discretion and inform diaDexus.  In such a case, diaDexus will bear the cost for the return shipment and replacement of such Product.

Prior to using a Product with a new lot number, Lab will perform acceptability studies.  Lab will perform correlation, linearity and precision studies to determine acceptability using Lab’s established procedures for these studies.  For the correlation studies, a minimum of 60 samples spanning the Lab’s assay range for the Product will be tested in a controlled side-by-side study, minimizing lab and operator variables, and the average bias between the new Product lot and the previous Product lot will have to be less than 13%, supported by appropriate statistical analysis in order to be acceptable by Lab.  For any analysis that does not meet Lab’s expectations, that analysis shall be shared with diaDexus. The results of the precision studies must be <8% CV for “within run/intra-assay precision” and the results of the linearity studies must meet Lab achieved linearity of <20% average bias for the obtained values compared to the expected values up to a range of 100-360 ng/mL.  Lab shall inform diaDexus of the result of the acceptance inspection including the judgment of acceptance or rejection of all or part of a shipment in writing within ten (10) business days after the receipt of such shipment of Product.  If Lab fails to notify diaDexus of a rejection within such ten (10) business day period, the shipment of Product shall be deemed accepted by Lab.  For clarity, Lab shall have no right to reject any Product that is not stored as required by the Specification during the thirty (30) day period beginning upon Lab’s receipt of Product.

In the event that diaDexus receives a notice of rejection from Lab in accordance with this Paragraph I, diaDexus, shall use all best efforts to replace any shipment of such rejected Product within fifteen (15) days after receiving Lab’s written notice of rejection.  Lab shall keep such defective Products at its premises until the earlier of (a) thirty (30) days or (b) receipt of diaDexus’ instruction for return or disposal of such defective Products and shall return or dispose of such defective Products in accordance with such instruction.  If Lab is instructed to (i) return such defective Products, diaDexus shall assign Lab a return goods authorization (RGA) number, shall provide shipping instructions for such return and shall reimburse Lab for any reasonable freight charges associated with such return or (ii) to dispose of such defective Products, diaDexus shall reimburse Lab for any costs associated with such disposal.  Notwithstanding anything to the contrary, diaDexus shall have no obligation to replace any shipment of Product pursuant to this Paragraph I if such defect occurred after Lab’s receipt of such Product from diaDexus, unless such defect is of a nature that could not be discovered during Lab’s acceptability study (such defect shall be referred to as a “Latent Defect”).  In the event of any Latent Defect, Lab may revoke its acceptance of such defective Products by providing written notice thereof to diaDexus within ten (10) days of discovering such Latent Defect.  Notwithstanding anything to the contrary in this Agreement, the parties acknowledge that replacement of defective Products pursuant to this Paragraph I and indemnification under and pursuant to Paragraph R shall be the sole and exclusive remedy of Lab for any Product defects, including breach of the warranty set forth in Paragraph Q.

If diaDexus disputes Lab’s right to reject any shipment of Product as set forth in this Paragraph I, diaDexus shall notify Lab within twenty (20) days after such rejection.  Such dispute shall be resolved by a third party, the identity of whom shall be mutually agreed upon by the parties, and the appointment of whom shall not be unreasonably delayed by either party.  The determination of such third party with respect to any shipment of Product shall be final and binding upon the parties, but only as to the reasons given by Lab in rejecting the shipment and shall have no effect on any matter for which such third party did not make a determination.  The fees and expenses of such third party shall be paid by the party against which the determination is made.

Lab shall reasonably cooperate with diaDexus in the performance of periodic quality control surveys as requested by diaDexus to ensure that Products are used for the Permitted Use and meet regulatory requirements.  Lab hereby agrees to discuss technical performance and collaboratively resolve any problems with diaDexus technical support personnel, provided that all such personnel execute reasonable non-disclosure and non-use agreements, as may be requested by Lab.

diaDexus shall provide competent trained personnel to assist Lab with Technical issues that may arise from time to time and to address technical issues associated with performance of the Product.

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* Confidential Treatment Requested by Celera Corporation*

J.                Lab will provide diaDexus with monthly testing volume reports sorted by [***] in the Snapshot Report and the Final Report.

K.            This Agreement may not be amended or modified except by written agreement of both of the parties.

L.              diaDexus will not be liable for any failure to perform under this Agreement due to strikes, fire, explosion, flood, riot, lock-out, injunction, interruption of transportation, unavoidable accidents, or inability to obtain supplies at reasonable prices.

M.         In the event that a Product is unavailable, diaDexus will notify Lab of such unavailability by written or electronic communication, and diaDexus will, within the course of fifteen (15) working days, notify Lab of an action plan to correct the problem.

N.            This Agreement may be terminated by either party with or without cause at any time with ninety (90) days written notice.

O.            Items defined as Products listed on the Product Addendum or added on the Product Addendum at a later date will have guaranteed pricing through the term of the Agreement.

P.              If any term of this Agreement is breached materially by either party and the parties cannot agree on a resolution, the non-breaching party may terminate this Agreement if the breach is not cured within 30 days after notice is given in accordance with Paragraph H.

Q.            diaDexus represents and warrants to Lab that the Products supplied shall (i) not be adulterated or misbranded by diaDexus within the meaning of the U.S. Food, Drug, and Cosmetic Act; (ii) be produced in accordance with the U.S. Food, Drug and Cosmetic Act Quality System Requirements, specifically 21 CFR Part 820; and (iii) function in accordance with the Specifications supplied by diaDexus in connection with such Products after inspection and acceptance by Lab in accordance with Paragraph I; provided that Lab maintains and stores such Products in accordance with instructions contained in such documentation.  diaDexus hereby represents and warrants that, to the best of its knowledge, the practice of any technology or patents comprising the Product that are licensed hereunder is and will be free of any infringement of patents of other persons.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS PARAGRAPH Q, DIADEXUS MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR USE, ANY WARRANTY OF NON-INFRINGEMENT, ANY WARRANTY OF SAFETY, OR ANY OTHER STATUTORY WARRANTY.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY, OR SPECIAL DAMAGES INCURRED BY THE OTHER OR ANY AFFILIATE OR SUBSIDIARY ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

R.             diaDexus agrees to defend, indemnify, and hold Lab, directors, officers, employees, and agents wholly harmless from and against third-party claims, losses, lawsuits, settlements, demands, causes, judgments, expenses, and cost (including reasonable attorney fees) arising under or in connection with this Agreement (collectively, referred to as “Claims”) in the event that such Claims are caused by a) diaDexus’ breach of any of its warranties in this Agreement, b) the failure of Products to function properly for the Permitted Use by Lab under this Agreement, c) any gross negligence or willful misconduct of diaDexus, or d) any other liability resulting from Lab’s use of the Products within the Permitted Use under this Agreement.  However, the foregoing rights to indemnity shall not apply to the extent that such Claims result from Lab’s negligence or willful misconduct, including, without limitation, the negligence of Lab’s employees, or from the modification of any Product of diaDexus by Lab or a third party not within diaDexus’s control or without diaDexus’ express written permission.  The obligation of diaDexus to defend, indemnify and hold harmless shall also include, but is not limited to, any such third-party claims, losses, damages, lawsuits, settlements, demands, causes, judgments, expenses and costs (including reasonable attorney fees) against Lab which relate in any manner to Lab’s alleged infringement of any property rights of a third party in or to the Product or licenses under this Agreement.

BHL/diaDexus_070919

* Confidential Treatment Requested by Celera Corporation*

Lab agrees to defend, indemnify, and hold diaDexus and subsidiaries, directors, officers, employees, and agents wholly harmless from and against any and all Claims that arise from (i) the willful misconduct of Lab including, without limitation, modification of any Product of diaDexus by Lab or a third party not within diaDexus’ control or without diaDexus’ express written permission; Lab’s gross negligence or willful misconduct, including, without limitation, the gross negligence of Lab’s employees.  However, the foregoing rights to indemnity shall not apply to the extent that such Claims result from diaDexus’ negligence or willful misconduct including, without limitation, the negligence of diaDexus’ employees, or from the modification of any Product of Lab by diaDexus or a third party at diaDexus’ instruction.

For purposes of this Paragraph R, the indemnified party shall give prompt written notice to the indemnifying party of any suits, claims, or demands by third parties or the indemnified party that may give rise to any Claim for which indemnification may be required under this Paragraph R; provided, however, that failure to give such notice shall not relieve the indemnifying party of its obligation to provide indemnification hereunder except if and to the extent that such failure materially affects the ability of the indemnifying party to defend the applicable Claim.

The indemnifying party shall be entitled to assume the defense and control of any such Claim at its own cost and expense; provided, however, that the indemnified party shall have the right to be represented by its own counsel at its own cost in such matters.  In the event that the indemnifying party declines to or fails to timely assume control of any such Claim, the indemnified party shall be entitled to assume such control, conduct the defense of, and settle such Claim, all at the sole cost and expense of the indemnifying party.

Neither the indemnifying party nor the indemnified party shall settle or dispose of any Claim in any manner that would adversely affect the rights or interests of the other party without the prior written consent of the other party, which shall not be unreasonably withheld or delayed.  Each party shall cooperate with the other party and its counsel in the course of the defense of any Claim, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information, and witnesses

S.              diaDexus shall, at its sole cost and expense, obtain and keep in force a policy of comprehensive general liability insurance with bodily injury, death, and property damage limits of One Million U.S. Dollars ($1,000,000) per occurrence and Two Million U.S. Dollars ($2,000,000) in the aggregate and product liability coverage insurance of One Million U.S. Dollars ($1,000,000) per occurrence and One Million U.S. Dollars ($1,000,000) in aggregate.

T.             diaDexus acknowledges that Lab has a proprietary interest in its legal and business name and reputation.  Lab acknowledges that diaDexus has a proprietary interest in its legal and business name and reputation as well as the brand name and trademarks of its products.  Therefore, each party agrees that it shall not use the other party’s name nor shall a party mention or describe this Agreement or its relationship with the other party in any press release, advertising, marketing, and promotional materials or other publications or materials without first obtaining the prior written approval of the other party.  Without limiting the foregoing, diaDexus agrees not to use any name or mark of Lab or to quote the opinion of any of Lab’s employees in any advertising or other publicity, including in client lists or on diaDexus website, without obtaining the prior written consent of Lab.

U.            Lab shall label the Product as the PLAC® Test for Lp-PLA2, PLAC® Test, or Lp-PLA2 on its test requisition order forms.  If Lab wishes to market the diaDexus Product using the associated marks, diaDexus hereby grants to Lab a non-exclusive, non-sublicensible license to use its trademarks solely for the Permitted use.

V.             Audit Rights; (a) Procedure.  Upon the written request of diaDexus, and not more than once in each calendar year, Lab will permit an independent auditing firm, e.g., Protiviti, selected by diaDexus, and reasonably acceptable to Lab, at diaDexus’s expense, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of Lab as may be reasonably necessary to verify the accuracy of any financial information disclosed to diaDexus related to any calendar quarter’s average net sales price within the preceding one (1) year of that quarter’s final adjustment.  If such firm concludes that additional payments were owed during such period, Lab will pay the additional payments, with interest from the date originally due at the prime rate, as published in The Wall Street Journal (Eastern U.S. Edition) on the last business day preceding such date, within thirty (30) days after the date such firm’s written report is delivered.  If the amount of the underpayment is greater than five percent (5%) of the total amount owed, then Lab will in addition reimburse diaDexus for its reasonable costs related to such audit. (b) Confidentiality. The independent auditing firm shall be required to maintain all information it reviews in

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* Confidential Treatment Requested by Celera Corporation*

confidence, except that it may report the summary balance of payment results of its audit to diaDexus.  diaDexus will treat all information subject to review under this Paragraph V in accordance with the confidentiality provisions of Paragraph W, and will cause its firm to enter into non-disclosure, non-use and Business Associate agreements reasonably acceptable in form and substance to Lab, obligating such firm to retain all such financial information in confidence and not otherwise use such information pursuant to such confidentiality agreement.  (c) Audit Disputes.  If Lab in good faith disputes the conclusion of the firm under subsection (b) above that Lab owes additional royalties or other payments, or any specific aspect of the conclusion, then Lab will inform diaDexus by written notice within thirty (30) days of receiving a copy of the audit containing such conclusion, specifying in detail the reasons for Lab’s disputing such conclusion.  The parties will promptly thereafter meet and negotiate in good faith a resolution to such dispute.  In the event that the parties are unable to resolve such dispute within thirty (30) days after such notice, the matter will be resolved pursuant to Paragraph X, and interest will be payable on any additional payments determined to be due.

W.        The parties have provided to each other prior to entering into this Agreement, and in connection with this Agreement may in the future provide to each other, confidential information, including but not limited to each party’s know-how, invention disclosures, patent applications, proprietary materials and/or technologies, economic information, business or research strategies, trade secrets, and material embodiments thereof (“Confidential Information”).  The terms and conditions of this Agreement shall be Confidential Information of the parties, and subject to the terms of this Paragraph W.

The receiving party shall maintain the Confidential Information of the disclosing party in confidence, shall not disclose such Confidential Information to any third party, and shall not use such Confidential Information for any purpose except as expressly permitted under the terms and conditions of this Agreement.  Notwithstanding the previous sentence, the receiving party may disclose the Confidential Information of the disclosing party to its employees, agents, consultants, and professional, scientific, medical, and legal advisors who have a need to know such Confidential Information; provided that any such person to whom disclosure is made is bound by obligations of non-disclosure and non-use no less restrictive then those set forth herein.  The receiving party shall take the same degree of care that such party uses to protect its own confidential and proprietary information of a similar nature and importance, but in no event shall such care be less than reasonable care.

The obligations of non-disclosure and non-use under this Paragraph W will not apply as to particular Confidential Information of a disclosing party to the extent that such Confidential Information:  (a) is at the time of receipt, or thereafter becomes, through no fault of the receiving party, published or publicly known or available; (b) is known by the receiving party at the time of receiving such information, as evidenced by written records; (c) is hereafter furnished to the receiving party by a third party without breach of a duty to the disclosing party; or (d) is independently discovered or developed by the receiving party without use of, application of, access to, or reference to Confidential Information of the disclosing party as evidenced by written records. Both parties shall not, directly or indirectly, (a) use the Confidential Information to guide or aid a search and/or evaluation of publicly available information for purposes of either showing the Confidential Information is in the public domain or to recreate the knowledge or logic contained within the Confidential Information from non-protected sources and/or (b) disassemble, reverse engineer or otherwise use the Confidential Information as a guide or template to otherwise recreate the logic or knowledge contained within the Confidential Information and/or to directly or indirectly offer or use a product and/or service that incorporates or uses the functionality of anything disclosed in the Confidential Information or substantially equivalent to or substituting for, any functionality disclosed by the other party in the Confidential Information of such other party or for any other purpose.

Disclosure of Confidential Information shall not be precluded if such disclosure (i) is in response to a valid order of a court or other governmental body or (ii) is required by law or regulation; provided, however, that the receiving party shall first have given reasonable prior notice to the disclosing party and shall have made a reasonable effort to obtain a protective order, or to cooperate with the disclosing party’s efforts, as applicable, to obtain a protective order limiting the extent of such disclosure and requiring that the Confidential Information so disclosed be used only for the purposes for which such order was issued or as required by such law or regulation.

The receiving party agrees that its obligations under this Paragraph W are necessary and reasonable to protect the disclosing party’s business interests and that the unauthorized disclosure or use of Confidential Information of a disclosing party will cause irreparable harm and significant injury, the degree of which may be difficult to ascertain.

BHL/diaDexus_070919

* Confidential Treatment Requested by Celera Corporation*

The receiving party further acknowledges and agrees that in the event of any actual or threatened breach of this Paragraph W, the disclosing party may have no adequate remedy at law and, accordingly, that the disclosing party will have the right to seek an immediate injunction enjoining any breach or threatened breach of this Paragraph W, as well as the right to pursue any and all other rights and remedies available at law or in equity for such breach or threatened breach.

All obligations of non-disclosure and non-use imposed pursuant to the terms and conditions of this Paragraph W shall survive expiration or termination of this Agreement and continue in full force and effect for a period of ten (10) years after the effective date of such expiration or such termination.

X.            This Agreement is made in accordance with, and this Agreement and any dispute arising out of, related to, or in connection with this Agreement shall be governed and construed under, the laws of the State of California, United States of America, without giving effect to any choice of law principles that would result in the application of the laws of any State other than the State of California.  Any claim, dispute, or controversy arising out of or in connection with this Agreement or the breach or alleged breach of this Agreement shall be submitted for adjudication to the United States District Court, Northern District of California, or in the event that subject matter jurisdiction does not exist in such Court, to the state court sitting within the territory of the Northern District of California.  Each party hereby consents to personal jurisdiction and venue in these courts.

Y.             The relationship of the parties established by this Agreement is that of independent contractors.  Nothing in this Agreement shall be constructed to create any other relationship between the parties.  Neither party shall have any right, power, or authority to bind the other or assume, create, or incur any expense, liability, or obligation, express or implied, on behalf of the other party.  This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

Z.             The failure of a party to enforce any rights or provisions of the Agreement shall not be construed to be a waiver of such rights or provisions, or a waiver by such party to thereafter enforce such rights or provision or any other rights or provisions hereunder.  No trade customs, courses of dealing or courses of performance by the parties shall be relevant to modify, supplement, or explain any term(s) used in this Agreement.

AA

If any term, condition or provision of this Agreement is held to be unenforceable for any reason, it shall be interpreted to achieve the intent of the parties to this Agreement to the extent possible rather than voided. In any event, all other terms, conditions, and provisions of this Agreement shall be deemed valid and enforceable to the full extent.

BB.	Each party shall carry out its activities pursuant to this Agreement in compliance with all applicable federal, state, and local laws, rules, regulations, and guidelines.

CC.	Upon the execution of this Agreement, diaDexus shall simultaneously execute a Business Associate Agreement with Lab in a form substantially similar to the one attached hereto as Exhibit A.

DD.	This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

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EE.

To the extent that there is any conflict or inconsistency between this Agreement and any purchase order, the attached Product Addendum, or any other document pertaining to the supply of Product, the terms of this Agreement shall govern unless specifically acknowledged and agreed to in writing by each of the parties.

Berkeley HeartLab, Inc.		diaDexus, Inc.

By:	/s/ Frank Ruderman	By:	/s/ Patrick Plewman

Print Name: Frank Ruderman		Patrick Plewman

Title: President		Title: President & CEO

Date: November 9, 2007		Date: 11/16/07

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* Confidential Treatment Requested by Celera Corporation*

diaDexus - Berkeley HeartLab, Inc.

PRODUCT ADDENDUM

Catalog #	Description	Lab Price
90106	GEN3 PLAC® Test Kit for Lp-PLA2 96-well microplate ELISA kit	[***]
90104	GEN3 PLAC® Test Controls 2 controls, 1 vial each, 3 mL each	[***]

Lab will issue a “snapshot” sales report to diaDexus on or before the 10th calendar day of each month for the prior month’s expected utilization of Product (the “Snapshot Report”), delineating between patient reportable results and CRO results.  diaDexus will invoice Lab, using the Lab Price schedule above, on the 10th calendar day of each month based on Lab’s Snapshot Report of total Patient and total CRO results from the preceding month.  Lab will provide a report by the 20th calendar day of each month for the immediate prior month’s actual utilization of Product (the “Final Report”).  Any difference between the Snapshot Report and the Final Report will be accounted for in the subsequent month’s invoice.  For clarification and as an example only: on or before the 10th calendar day of October, Lab would issue a Snapshot Report for September’s expected utilization and diaDexus would immediately invoice.  By October 20th, Lab would issue a Final Report for September’s actual utilization and any difference between the Snapshot and Final Reports would be accounted for in the November 10th invoice.

Net Sales Reconciliation*

[***]

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* Confidential Treatment Requested by Celera Corporation*

TERMS AND CONDITIONS AS SET FORTH IN THE MASTER SUPPLY AGREEMENT

SHALL APPLY TO THIS PRODUCT ADDENDUM

Pricing Effective		Expires
Date: January 1, 2007		Date: September 30, 2008

Berkeley HeartLab, Inc.		diaDexus, Inc.

By:	/s/ Frank Ruderman	By:	/s/ Patrick Plewman

Print Name:	Frank Ruderman	Patrick Plewman

Title:	President	Title: President & CEO

Date:	November 9, 2007	Date:	11/16/07

Term: [* * *]

BHL/diaDexus_070919

* Confidential Treatment Requested by Celera Corporation*

EXHIBIT A

diaDexus- Berkeley Heart Lab, Inc.

Business Associate Agreement

This Business Associate Agreement (“Agreement”) is entered into this 1st day of November 2007 (the “Effective Date”) by and between Berkeley HeartLab, Inc., a California corporation (“BHL”), and diaDexus, Inc., a Delaware corporation (“Contractor”).

RECITALS

A.            Pursuant to HIPAA, BHL, as a Covered Entity, as defined in 45 C.F.R. §160.103, is required to enter into this Agreement to obtain satisfactory assurances that Contractor, a Business Associate, will appropriately safeguard all Protected Health Information disclosed, created or received by Contractor on behalf of, BHL.

B.            BHL desires to engage Contractor to perform certain functions for, or on behalf of, BHL involving the disclosure of PHI by BHL to Contractor, or the creation or use of PHI by Contractor on behalf of BHL, and Contractor desires to perform such functions.

C.            This contract shall be deemed an amendment to the parties’ Master Supply Agreement dated November 1, 2007 (“Underlying Agreement”).

In consideration of the mutual promises below and the exchange of information pursuant to this Agreement and in order to comply with all legal requirements for the protection of this information, the parties therefore agree as follows:

Article I. Definitions of Terms

1.01         Business Associate shall have the meaning given to such term in 45 C.F.R. §160.103.

1.02         C.F.R. shall mean the Code of Federal Regulations.  All references to the C.F.R. are to their then current version.

1.03         Designated Record Set shall have the meaning given to such term in 45 C.F.R. §164.501.

1.04                           ePHI shall mean electronically created, received, maintained or transmitted PHI.

1.05         HIPAA shall mean the Health Information Portability and Accountability Act of 1996, as amended from time to time.

1.06         Privacy Laws shall mean HIPAA, the HIPAA regulations and any other applicable state or federal laws or regulations affecting or regulating the privacy and/or security of health information (65 Fed. Reg. 82462-82829 (December 28, 2000 and as amended on August 14, 2002 in 67 Fed Reg. 53,182-53273 (Part 160 and 164).)).

1.07         Protected Health Information (“PHI”) shall have the meaning given to such term in 45 C.F.R. §164.501 and other applicable state Privacy Laws.

1.08         “Required by Law” shall have the meaning given to such phrase in 45 C.F.R. §164.501.

1.09         Security Rule shall have the meaning given such term in 45 C.F.R. § 164.302-164.318.

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* Confidential Treatment Requested by Celera Corporation*

Article II.               Obligations of Contractor

2.01         HIPAA Obligations.  Contractor acknowledges that federal regulations relating to the confidentiality of PHI requires Covered Entities and Business Associates to comply with HIPAA.  HIPAA requires BHL to ensure that Business Associates who receive confidential information in the course of providing services on behalf of BHL comply with certain HIPAA obligations regarding the confidentiality of PHI.  Accordingly, Contractor shall only use and/or disclose PHI in a manner consistent with this Agreement, the Underlying Agreement, the Privacy Rule, the Security Rule or as Required by Law and only in connection with providing services hereunder.

2.02         Permitted Uses and Disclosures.  In connection with the services provided by Contractor to BHL, Contractor may not use or disclose PHI received or created pursuant to this Agreement as set forth in this Section 2.  Contractor shall maintain appropriate safeguards to ensure that PHI is not used or disclosed other than as provided by this Agreement or as required by Law.  Except as may be limited by this Agreement, Contractor may use or disclose PHI it obtains or creates in its capacity as Contractor for the proper management and administration of the Contractor, to carry out Contractor’s legal responsibilities under the Underlying Agreement and this Agreement; provided that any disclosures are Required by Law. Contractor shall, if it makes a disclosure as permitted hereunder, (i) provide training to members of Contractor’s workforce regarding the confidentiality requirements in the Privacy Laws, the Security Rule and this Agreement; and (ii) obtain reasonable assurances from the person to whom the information is disclosed that it will remain confidential and used or further disclosed only for the purpose for which it was disclosed to such person and in accordance with the Privacy Laws, and such person will notify Contractor of any instances of which it is aware in which the confidentiality of such PHI has been breached.  Further, Contractor shall ensure that any use or disclosure of PHI are subject to the principle of “minimum necessary use and disclosure,” i.e., only the PHI that is the minimum necessary to accomplish the intended purpose of the use, disclosure, or request may be disclosed.  Notwithstanding anything to the contrary in this Agreement, Contractor may use PHI to report violations of law to appropriate federal and state authorities, consistent with 45 C.F.R. §164.502(j)(1), but only to the extent such reports are required by Law and provided that (a) a copy of each such report is provided to BHL and (b) a complete and accurate summary of any oral disclosure is provided to BHL.

Contractor shall require the recipient of any PHI to agree to the same restrictions and conditions that apply to Contractor under this Agreement as to the PHI, unless BHL agrees to the contrary in writing with respect to a specific release of information.

2.03         Withdrawal of Authorization.  If the use or disclosure of PHI in this Agreement is based upon an individual’s specific authorization for the use of his or her PHI, and such individual revokes such authorization in writing, or the effective date of such authorization has expired, or the authorization is found to be defective in any manner that renders it invalid, BHL shall notify Contractor of such revocation, expiration or defect in the authorization and thereafter, Contractor shall cease the use and disclosure of any such individual’s PHI except to the extent it has relied on such use or disclosure, or where an exception under the Privacy Laws expressly applies.

2.04         ePHI Security.  Contractor shall do all the following:

(a)   Implement administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, security, integrity and availability of ePHI that Contractor creates, receives, maintains or transmits on behalf of BHL, which in any event shall be no less than the HIPAA-related implementation recommendations of the NIST/URAC/WEDI Health Care Security Workgroup (see www.wedi.org; keyword search “NIST” or “URAC”) ;

(b)   Ensure that any agent, including a subcontractor, to whom Contractor provides ePHI agrees in writing to implement reasonable and appropriate safeguards to protect ePHI; and

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* Confidential Treatment Requested by Celera Corporation*

(c)   Upon request, make available to BHL Contractor’s documented information security program, including the most recent ePHI risk analysis, policies, procedures, security incidents and responses, and evidence of training.

2.05         Access to PHI by Individuals.  Contractor shall cooperate with BHL to fulfill all requests by individuals for access to the individual’s PHI in a Designated Record Set that are approved by BHL.  Contractor shall cooperate with BHL in all respects necessary for BHL to comply with applicable Privacy Laws.  Because California law requires that copies of requested records be forwarded to patients within fifteen (15) days of their request, Contractor agrees to forward any copies requested by BHL for this purpose within 5 business days.  If Contractor receives a request from an individual for access to PHI, Contractor promptly shall forward such request to BHL and await BHL’s instructions with respect to denial or approval of such request.  BHL shall be solely responsible for determining the scope of PHI and Designated Record Set with respect to each request by an individual for access to PHI.  Upon instruction from BHL, Contractor shall deny such individual’s request or fulfill such individual’s request by providing such individual’s PHI to such individual.  BHL shall reimburse Contractor a portion of the fee charged by BHL to the individual that is proportional to the amount of PHI produced by Contractor in relation to the amount of PHI produced by BHL, less reasonable BHL administrative expenses.

2.06         Amendment of PHI.  As directed and in accordance with the time frames reasonably specified by BHL, Contractor shall incorporate all amendments or addenda to PHI received from BHL, pursuant to 45 C.F.R. §164.526 and similar applicable Privacy Laws.  Within ten (10) business days following Contractor’s amendment of PHI as directed by BHL, Contractor shall provide written notice to BHL confirming that Contractor has made the amendments or addenda to PHI as directed by BHL and containing any other information as may be necessary for BHL to provide adequate notice to the individual in accordance with 45 C.F.R. §164.526 and similar applicable Privacy Laws.

2.07.        Disclosure Accounting. In the event that Contractor makes any disclosures of PHI that are subject to the accounting requirements of 45 C.F.R. §164.528, Contractor promptly shall report such disclosures to BHL. The notice by Contractor to BHL of the disclosure shall include the name of the individual, the recipient, and the reason for disclosure, and the date of the disclosure.  Contractor shall maintain a record of each such disclosure, including the date of the disclosure, the name and, if available, the address of the recipient of the PHI, a brief description of the PHI disclosed and a brief description of the purpose of the disclosure.  Contractor shall maintain this record for a period of six (6) years and make available to BHL upon request in an electronic format so that BHL may meet its disclosure accounting obligations under 45 C.F.R. §164.528.

2.08         Reporting and Mitigating Unauthorized Uses and Disclosures of PHI.  Promptly following its notice of the same, Contractor shall report to BHL any uses, disclosures or risks of disclosure of PHI not authorized by this Agreement of which it becomes aware and, with respect to ePHI, any security incident, including any attempted or successful unauthorized access, use, disclosure, modification, or destruction of ePHI or interference with information system operations all as required by applicable Privacy Laws and applicable state identity theft laws (e.g., Cal. Civ. Code §1798.82).  Contractor agrees to mitigate, to the extent practicable, the deleterious effects of any use or disclosure of PHI not authorized by this Agreement.

2.09         Ownership of Information.  As between Contractor and BHL, all PHI and ePHI shall be deemed owned by BHL unless otherwise agreed in writing by BHL.  During the term of this Agreement, Contractor and any authorized subcontractors shall have the right to use the PHI and ePHI solely for the purposes of this Agreement.  Contractor and its agents shall not have the right to de-identify the PHI and/or ePHI unless agreed in writing by BHL.

2.10         Internal Practices, Books, and Records.  Contractor shall make available its internal practices, books, and records relating to the use and disclosure of PHI received from, created, or received by Contractor on behalf of BHL to the U.S. Department of Heath and Human Services or his designee for the purpose of determining BHL’s compliance with 45 C.F.R. pt. 160 and 164, subparts A and E and amendments thereto.

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* Confidential Treatment Requested by Celera Corporation*

2.11         BHL’s Obligations.

(a)   BHL shall notify Contractor of any limitation(s) in its notice of privacy practices of BHL in accordance with 45 C.F.R. § 164.520, to the extent that such limitation may affect Contractor’s use or disclosure of PHI.

(b)  BHL shall notify Contractor of any changes in, or revocation of, permission by individual to use or disclose PHI, to the extent that such changes may affect Contractor’s use or disclosure of PHI.

(c)  BHL shall notify Contractor of any restriction to the use or disclosure of PHI that BHL has agreed to in accordance with 45 C.F.R. § 164.522, to the extent that such restriction may affect Contractor’s use or disclosure of such PHI.

2.12         Permitted Requests from BHL.  BHL shall not request Contractor to use or disclose PHI in any manner that would not be permissible under the Privacy Rule if done by BHL.

Article III.              Term and Termination

3.01         Term.  This Agreement shall commence the Effective Date and end when one party notifies the other party of its intent to terminate pursuant to Section 3.02.

3.02         Termination.  Either party to this Agreement may terminate the Agreement upon provision of thirty (30) days’ prior written notice.

3.03         Effects of Termination; Disposal of PHI and/or ePHI. Upon termination of this Agreement, Contractor shall return to BHL or destroy all PHI and/or ePHI that Contractor obtained or maintained pursuant to this Agreement on behalf of BHL, including the PHI and/or ePHI in the possession of any of Contractor’s agents or affiliates.  If the parties determine that returning or destroying the PHI is infeasible, Contractor shall provide to BHL notification of the specific conditions that make return or destruction infeasible.  Contractor shall extend the protections provided under this Agreement to such PHI and/or ePHI, and limit further use or disclosure of such PHI and/or ePHI to those purposes that make the return or destruction of the PHI and/or ePHI infeasible.  Contractor shall require that its agents, affiliates, subsidiaries and subcontractors agree to the extension of all protections, limitations and restrictions required of Contractor hereunder to the extent such agents, affiliates, subsidiaries or subcontractors are in possession of such PHI and/or ePHI.  This Section 3.03 shall survive the termination of this Agreement.

Article IV.              Miscellaneous

4.01         Notices.  Any notice required to be given pursuant to the terms and provisions of this Agreement shall be in writing and may be either personally delivered, sent by commercial; overnight delivery service or sent by registered or certified mail in the United States Postal Service, Return Receipt Requested, postage prepaid, addressed to each party at the addresses which follow or to such other addresses as the parties may hereinafter designate in writing:

BHL:	839 Mitten Road
Burlingame, CA 94010
	Attn:	General Counsel

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* Confidential Treatment Requested by Celera Corporation*

Contractor:		diaDexus, Inc.
343 Oyster Point Boulevard
South San Francisco, CA 94080-1913
	Attn:	Patrick Plewman
Chief Executive Officer

Any such notice shall be deemed to have been given, if mailed as provided herein, as of the date received.

4.02         Amendments.  This Agreement may, from time to time, be modified or amended in writing and such written modifications are signed by both parties to this Agreement.

4.03         Counterparts.  This Agreement may be executed in counterparts, any of which is considered to be an original agreement.

4.04         Assignment/Subcontracting.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns.  Neither party may assign the rights or obligations under this Agreement without the express written consent of the other party; provided, however, that either party may assign this Agreement without such consent to any permitted assignee of such party’s rights and obligations under the Underlying Agreement.

4.05         Construction.  This Agreement shall be construed as broadly as necessary to implement and comply with the HIPAA regulations.  The parties agree that any ambiguity in this Agreement shall be resolved in favor of a meaning that complies and is consistent with the HIPAA regulations.

IN WITNESS WHEREOF, the parties hereto have duly executed this agreement to be effective as of the date of the Underlying Agreement.

BHL	CONTRACTOR

Frank Ruderman	Patrick Plewman

Title: President	Title: Chief Executive Officer

Date: November 9, 2007	Date:	11/16/07

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